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EXHIBIT 99.1     PRESS RELEASE



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NEWS                                         FIRSTFED
                                             P.O. BOX 1509 FALL RIVER, MA  02722
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                                                          MEDIA RELEASE
                                                          FOR IMMEDIATE RELEASE

CONTACT:
Philip G. Campbell, Vice President
(508) 679-8181 ext. 1361   Fax: (508) 235-1818
pgcampbe@firstfedamerica.com
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             FIRSTFED AMERICA BANCORP, INC. TO CALL TRUST PREFERRED
                                   SECURITIES


Swansea, Massachusetts, May 28, 2002 - FIRSTFED AMERICA BANCORP, INC. ("FIRSTFED," AMEX: FAB), announced today that it will redeem in full People's Bancshares Capital Trust Trust Preferred Securities (FAB.Pr: Amex), at par on June 30, 2002. The Trust Preferred Securities are comprised of Capital Securities and Common Securities. There are $13.8 million in aggregate principal amount of Capital Securities outstanding, at an interest rate of 9.76%. The Common Securities are all owned by FIRSTFED. The Capital Securities have a final stated maturity of June 30, 2027, but are callable at par beginning on June 30, 2002. The Capital Securities became the obligation of FIRSTFED as part of its acquisition of People's Bancshares, Inc, (formerly PBKB - NASDAQ) on February 28, 2002. State Street Bank and Trust, trustee for the People's Bancshares Capital Trust, will notify Trust Preferred Security holders of the redemption. Trust Preferred Security holders will also receive interest payments due June 30, 2002.

Robert F. Stoico, Chairman, President and CEO of FIRSTFED stated, "The redemption of People's Bancshares Capital Trust Trust Preferred Securities is another positive step in the integration of People's into FIRSTFED. The Company will realize a significant reduction in interest expense, as a result."

FIRSTFED AMERICA BANCORP, INC. is a $2.3 billion financial services company offering a wide range of financial products through its subsidiaries. First Federal Savings Bank of America has 25 banking offices throughout Southeastern Massachusetts and Rhode Island, offers online banking through FIRSTFEDonline at www.firstfedamerica.com and has five loan origination centers serving
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Massachusetts, Rhode Island and Connecticut. The Bank will soon open its twenty-sixth office, in East Greenwich, RI. People's Mortgage Corporation, a subsidiary of First Federal Savings Bank of America, provides mortgage and consumer loans through nine locations in New England and the Mid-Atlantic Region. Through FIRSTFED INSURANCE AGENCY, LLC, which is licensed in Massachusetts, Rhode Island and Connecticut, the Company also sells insurance products at all of its locations and via www.firstfedinsurance.com. FIRSTFED
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TRUST COMPANY, N.A. offers comprehensive trust, estate, and investment management products and services.

For additional information about the Company and its products, as well as previous press releases and historical financial data, visit the FIRSTFED Web site at www.firstfedamerica.com.
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